BALLARD MEDICAL PRODUCTS

                  1994 INCENTIVE STOCK OPTION PLAN

                       Adopted August 1, 1994


          1. Grant of Options. The two stock Option Committees, appointed by the Board of Directors of BALLARD MEDICAL PRODUCTS (the "Corporation"), a corporation organized under the laws of the State of Utah, with its principal place of business located at 12050 Lone Peak Parkway, Draper, Utah 84020, are hereby authorized to issue stock options from time to time on the Corporation's behalf to any one or more persons who, at the date of such grant, are employees of the Corporation or a subsidiary of the Corporation and meet the requirements contained in the remaining portions of this 1994 Incentive Stock Option Plan (the "Plan"). Stock Option Committee A ("Committee A") is authorized to grant options to employees who are not also officers or directors of the Company. Stock Option Committee B ("Committee B") is authorized to grant options only to employees who are also officers or Directors of the Corporation. Any option to be granted pursuant to this Plan must be granted within ten (10) years from the date hereof.

          2. Amount of Stock Available to this Plan. The aggregate amount of stock which may be purchased pursuant to options granted under this Plan shall be 600,000 shares of the Corporation's Common Stock (the "Stock").

          3. Eligible Employees. This Plan is available, at the discretion of the Stock Option Committees, to all employees of the Corporation and all employees of the Corporation's subsidiaries.

          4.   Participation.   Subject to the express  provisions
   of the Plan, the Stock Option Committees shall:

               a. select from employees the individuals to whom options shall be granted;

               b. determine the number of shares to be subject to each option granted; and

               c.    grant such options to such individuals.

          5. Participation by Directors and Officers. With respect to any and all options granted under the Plan to employees who are either officers or Directors of the Corporation, the decisions as to the selection of the officer or Director to whom stock options may be granted and the number or maximum number of shares which may be covered by stock options granted to any such officer or Director shall be made only by Committee B. All the members of which Committee B shall be "disinterested persons" within the meaning of Reg.
   Section 240.16b-3(c)(2)(i), promulgated under the Securities Exchange Act of 1934.

          6. Nontransferability. The terms of any option granted under this Plan shall include a provision making such option nontransferable by the optionee, other than by will or the laws of descent and distribution upon death, and exercisable during the optionee's lifetime only by the optionee or by the optionee's guardian or legal representative.

          7. Exercise of Options. Any option granted pursuant to this Plan may contain such provisions established by the applicable Stock Option Committee as the Committee deems appropriate and desirable regarding the manner of exercise of such option, subject to the following provisions:

               a. No option granted under this Plan may be exercised in whole or in part unless the optionee continues to be an employee of the Corporation or a subsidiary for a period of at least one (1) year from the date such option is granted. The intervening death of the optionee before the end of such year will remove this one-year-of-employment requirement. In his discretion, the President may extend the one-year continued employment period under this paragraph (a) to up to three years.

               b. In no event will any option granted to a person be, by its terms, exercisable after the expiration of ten (10) years from the date such option is granted, and any option granted pursuant to this Plan and not exercised within said ten (10)-year period shall be void; provided, however, that such period shall be only five (5) years, instead of ten
   (10), for an optionee who, immediately before the grant of the option, owns more than ten percent (10%) of the voting power of all classes of the Corporation's Stock.

               c. No option granted under this Plan or any part hereof may be exercised more than three (3) months after the optionee ceases to be an employee of the Corporation. However, if the optionee ceases employment with the Corporation or subsidiary because of permanent and total disability, then an option granted under this Plan may be exercised within one (1) year of such cessation of employment so long as the optionee has been an employee of the Corporation or subsidiary for at least the period specified in the Stock Option Agreement entered into by the Corporation and said optionee. For purposes of this Plan, the term "permanent and total disability" shall mean that the optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months.

               d. No option or installment thereof shall be exercisable except in respect of whole shares, and fractional share interests shall be disregarded. No fewer than one hundred (100) shares may be purchased at one time unless the number purchased is the total number which may be purchased at said time under the option.

          8. Purchase Price. For any option granted hereunder, the purchase price for a share of Stock shall be determined by the applicable Stock Option Committee but shall not be less than (but may be greater than) the fair market value of the Stock on the date such option is granted. The fair market value of such stock shall be determined in accordance with any reasonable valuation method, including the valuation methods described in Treasury Regulations. However, in the case of any person then owning more than ten percent (10%) of the voting power of all classes of the Corporation's stock, options will be granted at a purchase price of not less than one hundred ten percent (110%) of the fair market value of the Stock on the date such option is granted. In either case, the applicable Stock Option Committee will use good faith to determine the fair market value of the Stock.

         For so long as the Corporation's stock is traded on the New York Stock Exchange, the fair market value shall mean the reported closing price on the last trading day preceding the grant of the option. If the Corporation's stock is traded in the over-the-counter market, the fair market value shall mean the reported closing price on the last trading day preceding the grant of the option.

          9. Payment of Purchase Price with Corporation Stock. The optionee may, if the optionee chooses, pay the purchase price to exercise an option granted under this Plan with other shares of the Corporation's stock which the optionee owns. In such cases, credit will be given the optionee for the fair market value of such outstanding shares used in payment, as of the date of payment, less any applicable brokerage fees. The Corporation's Board of Directors will use good faith to determine the fair market value of the stocks thus used in payment as of the date of such payment.

         10.   Reclassification, Consolidation, or Merger.

               a.    If  options  issued  under   this  Plan   are
   outstanding when the total number of issued shares of the stock is increased or decreased by any:

                     (i)   change in par value;

                    (ii)   split up;

                   (iii)   reclassification; or

                    (iv)   distribution of a  dividend payable  in
   stock;

   then the number of shares subject to such options and the option price per share shall be proportionately adjusted.

               b. If the Corporation is reorganized, consolidated, or merged with another corporation (regardless of which entity will be the surviving corporation), the optionees of any options then outstanding pursuant to this Plan shall be entitled to receive options covering shares of the surviving corporation:

                     (i)   in substantially the same proportion;

                    (ii)   at  a  substantially  equivalent option
   price; and

                   (iii) subject to the same conditions as their prior, outstanding options granted under this Plan.

         11. Amendments to this Plan. The Board of Directors is hereby authorized to amend this Plan as necessary to comply with state and federal laws or as the Board deems to be necessary or appropriate for the benefit of the Corporation, its subsidiaries, or their employees.

         12. Date of Grant of Options. The date of grant of an option shall be the day of the grant of the option by the applicable Stock Option Committee; provided, however, that if the appropriate resolution of the Stock Option Committee indicates that an option is to be granted as of and on some future date, then the date of grant shall be such future date. The applicable Stock Option Committee may also select a past effective date for option grants, so long as the Committee action is within a reasonable period of time following the effective date of the grant.

         13. Stock Ownership. No optionee shall be entitled to the privileges of Stock ownership as to any shares of Stock not actually issued and delivered to such optionee in certificate form.

         14. Stockholder Approval; Effective Date. This Plan is subject to approval by the Shareholders of the Corporation and will not remain in force unless approved by the Shareholders within twelve (12) months after the date the Plan is adopted.

         15. Stock Reserve. The Corporation will, at all times during the term of this Plan, reserve and keep available such number of authorized but unissued shares of its Stock and/or Treasury Stock as will be sufficient to satisfy the requirements of this Plan. The Corporation will pay all fees and expenses incurred by the Corporation in connection with the exercise of options granted under this Plan. If any option shall expire for any reason without having been exercised in full, the unpurchased shares subject thereto shall again be available for purposes of the Plan.

         16. Interpretation of Plan. Options granted pursuant to the Plan are intended to be "Incentive Stock Options" within the meaning of Section 422 of the Internal Revenue Code (the "Code"), and the Plan shall be construed to implement that intent. If all or any part of an option shall not be deemed an "Incentive Stock Option" within the meaning of Section 422 of the Code, said option shall nevertheless be valid and carried into effect.

         It is also intended that the Plan and its provisions satisfy the conditions and requirements of Reg. Section 240.16b-3 promulgated by the Securities and Exchange Commission under Section 16(b) of the Securities Exchange Act of 1934, both before and after May 1, 1991 (the effective date of Release No. 34-28869).

         17. Other Terms. Any option granted under this Plan may contain such other and additional terms as are deemed necessary or desirable by the applicable Stock Option Committee, or the President of the Corporation, so long as such terms do not materially differ from the terms of this Plan.

                      CERTIFICATE OF SECRETARY

   KNOW ALL MEN BY THESE PRESENTS:

         That the undersigned does hereby certify that he is the Secretary of BALLARD MEDICAL PRODUCTS, a Utah corporation; that the above and foregoing 1994 Incentive Stock Option Plan was duly and regularly adopted as such by the Board of Directors of the Corporation by unanimous Consent Resolution dated August 1, 1994; that said Plan, as adopted by the Board, was duly approved by a majority of Shareholders of the Corporation at the Annual Meeting of Shareholders held January 23, 1995; and that the above 1994 Incentive Stock Option Plan is now in full force and effect.

         Dated this 23rd day of January 1995.

                                             E. Martin Chamberlain
                                             Secretary